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Exhibit 99.1

SEMCO ENERGY
28470 13 Mile Road Suite 300
Farmington Hills, MI 48334

FOR IMMEDIATE RELEASE

ANALYSTS CONTACT: THOMAS CONNELLY
Director of Investor Relations
Phone: 248-702-6000 Ext. 6240

MEDIA CONTACT: FRANCIS R. LIEDER
Phone: 810-987-2200 Ext. 4186
FAX: 810-989-4098
E-mail: francis.lieder@semcoenergy.com

SEMCO ENERGY INITIATES PRIVATE DEBT ISSUANCE

        Farmington Hills, MI, May 7, 2003—SEMCO ENERGY, INC. (NYSE: SEN) announced today that it is planning an offering of an aggregate of $300 million of senior notes to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933, as amended. A portion of the notes will mature in 2008 and the remaining portion will mature in 2013.

        The offering is being done concurrently with the amendment of SEMCO's existing bank credit facility and an extension of its 364-day facility. SEMCO intends to use the proceeds of the offering to retire its 8.95% Remarketable or Redeemable Securities due 2008, to prepay its 8.00% Senior Notes due 2004, its 7.20% Senior Notes due 2007 and its 8.32% Senior Notes due 2024, to pay associated transaction fees, charges and expenses, and for working capital and general corporate purposes.

        The notes to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or solicitation of an offer to buy such notes.

        SEMCO ENERGY, Inc. distributes natural gas to more than 383,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It owns and operates business involved in natural gas pipeline construction services, propane distribution, intrastate pipeline and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

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        This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections of SEMCO Energy, Inc. and its subsidiaries (the "Company"). Statements that are not historical facts, including without limitation statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," estimate," "anticipate," "believe" or "continue" or the negatives of these terms or variations of them or similar terminology. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

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  Exhibit 99.1
SEMCO ENERGY INITIATES PRIVATE DEBT ISSUANCE